EXECUTION VERSION
FACILITY LETTER FOR ISSUANCE OF PAYMENT INSTRUMENTS
FROM:    Citibank Europe Plc, a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the “Bank").
TO:    Greenlight Reinsurance Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands (with company registration 137831) whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the "Company").
DATE:        9 September    2025
Dear Sirs
1.Master Agreement: We refer to and incorporate into this Facility Letter the provisions of the master agreement for issuance of payment instruments dated on or about the date of this Facility Letter between the Company and the Bank (the “Master Agreement”). Unless otherwise indicated, capitalised words used in this Facility Letter shall have the same meanings given to them in the Master Agreement.
2.Uncommitted facility: Subject to the terms of the Master Agreement, the Bank makes available to the Company an uncommitted unsecured payment instrument issuance facility.
3.Dates: The Final Expiration Date shall be notified by the Bank to the Company in accordance with clause 4.3 (Trail Period Collateralization) of the Master Agreement.
4.Currencies
(a)The Base Currency is: Pound Sterling (GBP)
(b)The Approved Currencies are:
(i)the Base Currency; and
(ii)any currency which the Bank may designate as such from time to time,
(iii)excluding any currency which the Bank may notify the Company as no longer being an Approved Currency (provided that the Bank cannot withdraw approval for the Base Currency).
5.Initial conditions precedent: Pursuant to clause 2.2 (Conditions precedent to first utilisation) of the Master Agreement the conditions precedent to first utilisation are set out in schedule 1 (Conditions precedent to first utilisation).
6.Change of control: The Controlling Party is Greenlight Capital Re, Ltd. an exempted company incorporated with limited liability under the laws of the Cayman Islands (with company registration number 137830) whose registered office address is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.
7.Data protection.
7.1Compliance with law. Each party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Facility Letter. Each party acknowledges and agrees that each act as a separate and independent data controller in respect of its processing of personal data under this Master Agreement and that each party is responsible for its own compliance with its obligations as an independent data controller under applicable data protection and privacy laws.
7.2Mutual cooperation. Each party will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or notifiable personal data breaches relating to the processing of personal data under this

Facility Letter, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.
7.3Definitions. The terms ‘personal data’, ‘personal data breach’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.
8.Recognition of bail-in.
8.1Notwithstanding any other terms of this Facility Letter or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Facility Letter may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Facility Letter to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
8.2For the purposes of this paragraph 9 (Recognition of Bail-In): (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers. (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.
9.Governing Law
9.1This Facility Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the parties agree that the courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with this Facility Letter, including disputes relating to any non-contractual obligations.
10.Although the Bank may withdraw the offer made in this Facility Letter at any time, the offer shall automatically expire at close of business on the 14th day after the date of this Facility Letter unless before such expiry the Company has delivered to the Bank a copy of this Facility Letter duly signed by the Company as indicated below.
[SIGNATURE PAGES TO FOLLOW]

11.Signed on behalf of
Citibank Europe Plc
by:

(Sign) /s/ Niall Tuckey Name: _Niall Tuckey_____ Title: DIRECTOR______
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We accept this Facility Letter and agree to be bound by the Facility Agreement in the capacity as the Company.
Signed on behalf of
Greenlight Reinsurance, Ltd.

by:

(Sign) /s/ Faramarz Romer Name: _Faramarz Romer__ Title: Chief Financial Officer

SCHEDULE 1
Conditions precedent to first utilisation
1.The following items duly signed and delivered by the parties thereto:
(a)Master Agreement;
(b)this Facility Letter (provided that it has been entered into and returned by the Company no later than the deadline referred to in the final paragraph of this Facility Letter); and
(c)the Guarantee.
2.Evidence that the Company has the capacity and has approved the entry into each Facility Document, including a resolution of the board of directors (or equivalent) of the Company (each such resolution certified by a director, the secretary or other authorised officer of the Company).
3.Copies of the constitutional documents of the Company (each certified by a director, the secretary or other authorised officer of the Company).
4.Specimen signature(s) the person(s) authorised by the Company to sign each Facility Document.
5.General communications indemnity (governed by English law) granted by the Company in favour of the Bank including specimen signature(s) the person(s) authorised by the Company to administer the Facility (including delivering Applications).
6.The Company's latest audited annual financial statements.
7.The Group's latest audited consolidated financial statements.
8.A legal opinion in relation to the Guarantor in a form and substance satisfactory to the Bank.
9.Such other documents and other evidence as the Bank may reasonably require prior to the date of issuance of the first Payment Instrument.